Exhibit 10 (d)

CIC Tier I Canada

EXECUTIVE OFFICER CHANGE IN CONTROL AGREEMENTS

Craig D. Neeser is a party to the Executive Change in Control Agreement set out in full below.

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CIC Tier I Canada

Executive Change in Control

Agreement

(Tier I)

Weyerhaeuser Company and Weyerhaeuser

Company Limited

January 1, 2008

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CIC Tier I Canada

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CIC Tier I Canada

Weyerhaeuser Company and Weyerhaeuser Company Limited

Executive Change in Control Agreement (Tier I)

THIS EXECUTIVE CHANGE IN CONTROL AGREEMENT (Tier I) is made and entered into by and among Weyerhaeuser Company, Weyerhaeuser Company Limited (hereinafter referred to collectively as the “Company” unless the context otherwise requires and separately as “Weyerhaeuser Company” and “WYL”) and                                          (hereinafter referred to as the “Executive”).

WHEREAS, the Board of Directors of the Company has approved the Company entering into change in control agreements with certain key executives of the Company;

WHEREAS, the Executive is a key executive of the Company;

WHEREAS, should the possibility of a Change in Control of the Company arise, the Board believes it is imperative that the Company and the Board should be able to rely upon the Executive to continue in his or her position, and that the Company should be able to receive and rely upon the Executive’s advice, if requested, as to the best interests of the Company and its shareholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control; and

WHEREAS, should the possibility of a Change in Control arise, in addition to his or her regular duties, the Executive may be called upon to assist in the assessment of such possible Change in Control, advise management and the Board as to whether such Change in Control would be in the best interests of the Company and its shareholders, and to take such other actions as the Board might determine to be appropriate.

NOW THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of his or her advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company, WYL and the Executive agree as follows:

Article 1. Term of the Agreement

Subject to the provisions of Article 10 hereof, this Agreement will commence on the Effective Date and shall continue in effect for three (3) full calendar years. However, at any time before the end of such three-year (3) period and, at any time before the end of any extended term, the Committee may, in its discretion, extend the term of this Agreement for any period of time up to three (3) additional years. Notwithstanding the foregoing, this Agreement is subject to annual review and may be amended or otherwise modified by the Committee in its sole discretion subsequent to such annual review provided that no Change in Control shall have occurred.

However, if a Change in Control occurs during the term of this Agreement, this Agreement will remain in effect for the longer of: (i) twenty-four (24) full calendar months beyond the month in which such Change in Control occurred; (ii) until all obligations of the Company to the Executive hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.

CIC Tier I Canada

Article 2. Definitions

Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)	“Agreement” means this Executive Change in Control Agreement (Tier I).

(b)	“Base Salary” means the salary of record paid to the Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

(c)	“Beneficiary” means the persons or entities designated or deemed designated by an Executive pursuant to Section 10.2 hereof.

(d)	“Board” means the Board of Directors of Weyerhaeuser Company.

(e)	“Cause” means Executive’s:

(i)	Willful and continued failure to perform substantially Executive’s duties with the Company after the Company delivers to Executive written demand for substantial performance specifically identifying the manner in which Executive has not substantially performed Executive’s duties;

(ii)	Conviction of an offence punishable by indictment; or

(iii)	Willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this Section 2(e), no act or omission by Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon: (i) authority given pursuant to a resolution duly adopted by the Board, or (ii) advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by Executive in good faith and in the best interests of the Company. For purposes of subsections (i) and (iii) above, Executive shall not be deemed to be terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters (3/4) of the entire membership of the Board at a meeting called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board) finding that in the good faith opinion of the Board Executive is guilty of the conduct described in subsection (i) or (iii) above and specifying the particulars thereof in detail.

(f)	“Change in Control” or “CIC” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

CIC Tier I Canada

(i)	Any Person, but excluding the Company and any subsidiary of the Company and any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company (collectively, “Excluded Persons”), directly or indirectly, becomes the Beneficial Owner of securities of Weyerhaeuser Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities with respect to the election of directors of Weyerhaeuser Company and such ownership continues for at least a period of thirty (30) days (with the end of such period being deemed the effective date of the CIC); or

(ii)	During any twenty-four (24)-consecutive month period, the individuals who, at the beginning of such period, constitute the Board of Directors (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the Board of Directors, provided, however, that, except as set forth in the following sentence, an individual who becomes a member of the Board subsequent to the beginning of the 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such period) or by prior operation of the provisions of this Section 2(f)(ii). Notwithstanding the proviso set forth in the preceding sentence, if any such individual initially assumes office as a result of or in connection with either an actual or threatened solicitation with respect to the election of directors (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, then such individual shall not be considered an Incumbent Director. For purposes of this Section 2(f)(ii), if at any time individuals who initially assumed office as a result of or in connection with an arrangement or understanding between the Company and any Person (an “Entity Designee”) constitute at least one-half of the Board, none of such Entity Designees shall be considered Incumbent Directors from that time forward; or

(iii)	There is consummated:

(a) a plan of complete liquidation of Weyerhaeuser Company; or

(b) a sale or disposition of all or substantially all Weyerhaeuser Company’s assets in one or a series of related transactions; or

(c) a merger, consolidation, or reorganization of Weyerhaeuser Company or the acquisition of outstanding common stock and as a result of or in connection with such transaction (A) thirty-five percent (35%) or more of the outstanding common stock or the voting securities of the Company outstanding immediately prior thereto or the outstanding shares of common stock or the combined voting power of the outstanding voting securities of the surviving entity are owned, directly or indirectly, by any other corporation or Person other than (x) an Excluded Person or (y) a Person who is, or if such Person beneficially owned 5% or more of the

CIC Tier I Canada

outstanding common stock would be, eligible to report such Person’s beneficial ownership on Schedule 13G pursuant to the rules under Section 13(d) of the Exchange Act or (z) a Person that has entered into an agreement with Weyerhaeuser Company pursuant to which such Person has agreed not to acquire additional voting securities of Weyerhaeuser Company (other than pursuant to the terms of such agreement), solicit proxies with respect to Weyerhaeuser Company’s voting securities or otherwise participate in any contest relating to the election of the Directors, or take other actions that could result in a Change in Control of Weyerhaeuser Company; provided that this exclusion shall apply only so long as such agreement shall remain in effect, or (B) the voting securities of Weyerhaeuser Company outstanding immediately prior thereto do not immediately after such transaction continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of Weyerhaeuser Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

(g)	“Committee” means the Compensation Committee of the Board, or any other committee appointed by the Board to perform the functions of the Compensation Committee.

(h)	“Disability” has the meaning ascribed to it in the WYL’s Retirement Plan for Salaried Employees, or in any successor to such plan.

(i)	“Effective Date” means January 1, 2008, or such other date as the Board shall designate.

(j)	“Effective Date of Termination” means the date on which a Qualifying Termination occurs which triggers the payment of Severance Benefits hereunder.

(k)	“Executive” means a key executive of WYL who has been presented with and signed this Agreement.

(l)	“Good Reason” means, without the Executive’s express written consent, the occurrence of any one or more of the following events:

(i)	A material reduction in the Executive’s authority, duties or responsibilities existing immediately before the CIC;

(ii)	Within two (2) years following a Change in Control, and without the Executive’s consent, the Company’s requiring the Executive to be based at a location which is at least sixty-five (65) kilometres farther from the Executive’s primary residence immediately before a Change in Control than is such residence from the Company’s headquarters, immediately before a Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business obligations as of the Effective Date;

CIC Tier I Canada

(iii)	A material reduction by the Company of the Executive’s Base Salary as in effect immediately before the CIC;

(iv)	A material reduction in the benefit coverage in the aggregate provided to the Executive immediately before the CIC; provided, however, that reductions in the level of benefits coverage shall not be deemed to be “Good Reason” if the Executive’s overall benefits coverage is substantially consistent with the average level of benefits coverage of other executives who have positions commensurate with the Executive’s position at the acquiring company;

(v)	A material reduction in the Executive’s level of participation, including the Executive’s target-level opportunities, in any of the Company’s short- and/or long-term incentive compensation plans in which the Executive participates as of the Effective Date (for this purpose a material reduction shall be deemed to have occurred if the aggregate “incentive opportunities” are reduced by ten percent (10%) or more); or a material increase in the relative difficulty of the measures used to determine the payouts under such plans (as reasonably determined by the Executive) provided, however, that reductions in the levels of participation or increase in relative difficulty of payout measures shall not be deemed to be “Good Reason” if the Executive’s reduced level of participation or difficulty of measures in each such program remains substantially consistent with the level of participation or difficulty of the measures of some or all other executives who have positions commensurate with the Executive’s position at the acquiring company; or

(vi)	The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Article 9.

Under this Agreement, Good Reason shall not be deemed to exist unless a “Change in Control” has occurred within the time frame described in Section 4.2. Moreover, in no event shall the Executive’s resignation be for Good Reason unless (A) an event set forth above shall have occurred and the Executive provides the Company with written notice thereof within thirty (30) days after the Executive has knowledge of the occurrence or existence of such event, which notice specifically identifies the event that the Executive believes constitutes Good Reason, and (B) the Company fails to correct the event so identified in all material respects within thirty (30) days after receipt of such notice.

(m)	“Income Tax Act” means the provisions of the Income Tax Act (Canada), R.S.C. 1985, c.1 (5th Supplement, as amended), and the regulations thereunder.

(n)	“Non-Competition and Release Agreement” is an agreement, in substantially the form attached hereto in Annex A, executed by and between Executive and the Company as a condition to Executive’s receipt of the benefits described in Section 4.3.

(o)	“Person” includes any natural person, partnership, corporation, trust, sole proprietorship, joint venture, government authority or association.

CIC Tier I Canada

(p)	“Qualifying Termination” means any of the events described in Section 4.2 hereof, the occurrence of which triggers the payment of Severance Benefits under Section 4.3 hereof.

(q)	“Retirement” means early or normal retirement under WYL’s Retirement Plan for Salaried Employees.

(r)	“Severance Benefits” means the Severance Benefits associated with a Qualifying Termination, as described in Section 4.3.

Article 3. Participation and Continuing Eligibility under this Agreement

3.1 Participation. Subject to Section 3.2 hereof, as well as the remaining terms of this Agreement, Executive shall remain eligible to receive benefits hereunder during the term of the Agreement.

3.2 Removal from Coverage. If, at the Executive’s option and provided that the Company’s consent is obtained, the Executive’s job classification is reduced and such reduction causes the Executive’s job classification to be below the minimum level required for eligibility to continue to be covered by severance protection as determined at the sole discretion of the Committee, the Committee may remove the Executive from coverage under this Agreement. Such removal shall be effective three (3) months after the date the Company notifies the Executive of such removal. Removals occurring within six (6) months before a CIC, or within twenty-four (24) months after a CIC, shall be null and void for purposes of this Agreement.

Article 4. Severance Benefits

4.1 Right to Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits if

(a) the Executive’s employment with the Company shall end for any reason specified in Section 4.2; and

(b) the Executive is not (i) reemployed by the Company or any subsidiary or affiliate of the Company whether in a salaried, hourly, temporary or full-time capacity or, (ii) retained as a consultant or contractor by the Company or any subsidiary or affiliate of the Company, or (iii) retained as a consultant or contractor by an entity acquiring the Company, unless the reemployment or retention of such Executive has the prior written approval of the Senior Vice President, Human Resources, of the Company.

Receipt of Severance Benefits shall disqualify the Executive from eligibility to receive any other severance benefits from the Company, including, without limitation, those under any Executive Severance Agreement between the Company and the Executive, as such agreement may be amended, supplemented or otherwise modified from time to time, or, if such agreement is no longer in effect, any successor agreement thereto.

CIC Tier I Canada

4.2 Qualifying Termination. The occurrence of any one or more of the following events within the six (6) full calendar month period before the effective date of a CIC, or within twenty-four (24) full calendar months following the effective date of a CIC of the Company shall trigger the payment of Severance Benefits to the Executive under this Agreement:

(a)	An involuntary termination of the Executive’s employment by the Company, authorized by the Company’s Senior Vice President of Human Resources, for reasons other than for Cause, mandatory Retirement under the Company’s applicable policies or the Executive’s death, Disability or voluntary termination of employment (including voluntary Retirement) without Good Reason; or

(b)	a voluntary termination by the Executive for Good Reason.

4.3 Description of Severance Benefits. If the Executive becomes entitled to receive Severance Benefits (and further contingent upon the proper execution of the Non-Competition and Release Agreement as set forth in Section 4.8), as provided in Sections 4.1 and 4.2, and subject to the cap described in Section 6.1, the Company shall pay to the Executive and provide him or her with the following:

(a)	An amount equal to three (3) times the highest rate of the Executive’s annualized Base Salary rate in effect at any time up to and including the Effective Date of Termination.

(b)	An amount equal to three (3) times the Executive’s target annual bonus established for the bonus plan year in which the Executive’s Effective Date of Termination occurs (or, if higher, the target annual bonus established for the bonus plan year in which the CIC occurs).

(c)	An amount equal to the Executive’s unpaid Base Salary and accrued vacation pay through the Executive’s last day of work.

(d)	An amount equal to the Executive’s unpaid targeted annual bonus, established for the plan year in which the Executive’s Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days completed in the then–existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365). Any payments hereunder are in lieu of any bonuses otherwise payable under the Company’s applicable annual incentive plans.

(e)	A lump sum payment of $75,000 (net of required payroll and income tax withholding) in order to assist the Executive in paying for replacement health and welfare coverage for a reasonable period following the Executive’s Effective Date of Termination.

(f)

Full vesting of the Executive’s benefits under any and all supplemental retirement plans in which the Executive participates. For purposes of determining the amount of an Executive’s benefits in such plans, such benefits shall be calculated under the assumption that the Executive’s employment continued following the Effective Date of Termination for three (3) full years (i.e., three (3) additional

CIC Tier I Canada

years of age and service credits shall be added); provided, however, that for purposes of determining “final average pay” under such programs, the Executive’s actual pay history as of the effective date of termination shall be used. Payout of such amounts shall occur at the time established under such plans.

To the extent that the Executive is subject to a reduction of such benefits due to application of any early retirement provisions, the three (3) additional years of age shall be incorporated in the early retirement reduction calculation so as to offset such reduction. Also, three (3) additional years of age, but not any additional service, shall be used to determine the Executive’s eligibility for early retirement benefits.

(g)	An amount equal to the value of the stock equivalents representing premiums (including any appreciation and dividend equivalents) that are forfeited under the Weyerhaeuser Company Deferred Compensation Plan, in connection with the Executive’s Qualifying Termination. If no such premiums are forfeited under the Weyerhaeuser Company Deferred Compensation Plan, then no amount shall be payable under this Section 4.3(g).

4.4 Termination for Disability. Following a CIC of the Company, if the Executive’s employment is terminated due to Disability, no compensation or benefits shall be payable under this Agreement and the Executive shall instead receive his or her Base Salary through the Effective Date of Termination, at which point in time the Executive’s benefits shall be determined in accordance with the Company’s disability, and other applicable compensation and benefits plans and programs then in effect.

4.5 Termination for Retirement or Death. Following a CIC of the Company, if the Executive’s employment is terminated by reason of his or her death or voluntary Retirement other than for Good Reason, no compensation or benefits shall be payable under this Agreement and the Executive’s benefits shall instead be determined in accordance with the Company’s retirement and other applicable compensation and benefits plans and programs then in effect.

4.6 Termination for Cause or by the Executive Other Than for Good Reason or Retirement. Following a CIC of the Company, if the Executive’s employment is terminated either: (i) by the Company for Cause; or (ii) by the Executive (other than for Disability or death) and other than for Good Reason, no compensation or benefits shall be payable under this Agreement and the Executive’s benefits shall instead be determined in accordance with the Company’s applicable compensation and benefits plans and programs then in effect.

4.7 Notice of Termination. Any termination by the Company or by the Executive for Good Reason under this Article 4 shall be communicated by a Notice of Termination, unless the Executive is terminated for Cause in which case no Notice of Termination is required. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

4.8 Delivery of Non-Competition and Release Agreement. The payment of Severance Benefits is conditioned on the Executive’s timely execution of the Non-Competition and Release

CIC Tier I Canada

Agreement. The Company will deliver the Non-Competition and Release Agreement when it provides a Notice of Termination to the Executive or promptly following the Company’s receipt of a Notice of Termination from the Executive. The Non-Competition and Release Agreement shall be deemed effective upon the expiration of the required waiting periods under applicable laws as more specifically described therein.

To support the enforcement of the Non-Competition and Release Agreement, the parties agree that the minimum value of the Non-Competition and Release Agreement at the time this Agreement was entered into was at least 1.5 times the Executive’s Base salary which has been built into the severance formula in Section 4.3.

4.9 Removal from Representative Boards. If the terminating Executive occupies any board of directors seats solely as a Company representative, as a condition to receiving the severance set forth in Section 4.3 the Executive shall immediately resign such position upon his or her termination of employment with the Company, unless specifically requested in writing by the Company otherwise.

Article 5. Form and Timing of Severance Benefits

5.1 Form and Timing of Severance Benefits. The Severance Benefits described in Sections 4.3(a), 4.3(b), 4.3(c), 4.3(d), and 4.3(g) shall be paid in cash to the Executive in a single lump sum, subject to the Non-Competition and Release Agreement referred to in Section 4.8, as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from the later of the Effective Date of Termination and the successful expiration of the waiting periods described in Section 4.8.

5.2 Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required pursuant to the Income Tax Act.

Article 6. The Company’s Payment Obligation

6.1 Payment Obligations Absolute. Except as provided in this Section 6 and Section 7, the Company’s obligation to make the payments and the arrangements provided for hereof shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Except as provided in this Section 6 and Section 7, each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.

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6.2 Contractual Rights to Benefits. Subject to Sections 1, 3.2 and 6.3, this Agreement establishes and vests in the Executive a contractual right to the benefits to which he or she may become entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

6.3 Forfeiture of Severance Benefits and Other Payments. Notwithstanding any other provision of this Agreement to the contrary, if it is determined by the Company that the Executive has violated any of the restrictive covenants contained in the Executive’s Non-Competition and Release Agreement, the Executive shall be required to repay to the Company an amount equal to the economic value of all Severance Benefits and other payments already provided to the Executive under this Agreement and the Executive shall forever forfeit Executive’s rights to any unpaid Severance Benefits and other payments hereunder. Additional forfeiture provisions may apply pursuant to other agreements and policies between the Executive and the Company, and any such forfeiture provisions shall remain in full force and effect.

Article 7. Dispute Resolution

7.1 Claims Procedure. The Executive may file a written claim with the Company’s Senior Vice President of Human Resources, who shall consider such claim and notify the Executive in writing of his or her decision with respect thereto within ninety (90) days (or within such longer period not to exceed one hundred eighty (180) days, as the Senior Vice President of Human Resources determines is necessary to review the claim, provided that the Senior Vice President of Human Resources notifies the Executive in writing of the extension within the original ninety (90) day period). If the claim is denied, in whole or in part, the Executive may appeal such denial to the Committee, provided the Executive does so in writing within sixty (60) days of receiving the determination by the Senior Vice President of Human Resources. The Committee shall consider the appeal and notify the Executive in writing of its decision with respect thereto within sixty (60) days (or within such longer period not to exceed one hundred twenty (120) days as the Committee determines is necessary to review the appeal, provided that the Committee notifies the Executive in writing of the extension within the original sixty (60) day period).

7.2 Finality of Determination. The determination of the Committee with respect to any question arising out of or in connection with the administration, interpretation, and application of this Agreement shall be final, binding, and conclusive upon all persons and shall be given the greatest deference permitted by law.

Article 8. Outplacement Assistance

Following a Qualifying Termination (as described in Section 4.2) the Executive shall be reimbursed by the Company for the costs of all outplacement services incurred by the Executive within the two (2) year period after the Effective Date of Termination; provided, however, that the total reimbursement shall be limited to twenty thousand Canadian dollars ($20,000CDN) and shall be completed by the end of the calendar year in which such two-year period expires.

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Article 9. Successors and Assignment

9.1 Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement before the effective date of any such succession shall be a material breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he or she would be entitled to hereunder if he or she had terminated his or her employment with the Company voluntarily for Good Reason. Except for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Effective Date of Termination.

9.2 Assignment by the Executive. This Agreement shall inure to the benefit of and be enforceable by each Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive’s Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

Article 10. Miscellaneous

10.1 Employment Status. Except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company may be terminated by either the Executive or the Company provided that proper notice of termination has been given, subject to applicable law.

10.2 Beneficiaries. The Executive may designate one or more persons or entities as the primary and contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Committee and pursuant to such other procedures as the Committee may decide. If no such designation is on file with the Company at the time of the Executive’s death, or if no designated Beneficiaries survive the Executive for more than 14 days, any Severance Benefits owing to the Executive under this Agreement shall be paid to the Executive’s estate.

10.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

10.4 Severability. If any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

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10.5 Modification. Except as provided in Article 1 and Section 3.2, no provision of this Agreement may be modified, waived, or discharged following a CIC unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Committee, or by the respective parties’ legal representatives and successors.

10.6 Effect of Agreement. This Agreement shall completely supersede and replace any and all portions of any contracts, plans, provisions, or practices pertaining to severance entitlements owing to the Executive from the Company for Severance Benefits relating to a CIC, and is in lieu of any notice requirement, policy or practice. Without limiting the generality of the proceeding sentence, the Executive’s potential rights to severance pay, benefits and notice under the Executive Change in Control Agreement (Tier I) dated January 1, 2007 (the “2007 Agreement”) shall be completely replaced and superseded by this Agreement and such 2007 Agreement shall be of no further force and effect. As such, the Severance Benefits described herein shall serve as the Executive’s sole recourse with respect to Qualifying Termination by the Company. In addition, Severance Benefits shall not be counted as “compensation,” or any equivalent term, for purposes of determining benefits under other agreements, plans, provisions, or practices owing to the Executive from the Company, except to the extent expressly provided therein. Except as otherwise specifically provided for in this Agreement, a Participant’s rights under all such agreements, plans, provisions, and practices continue to be subject to the respective terms and conditions thereof. The parties acknowledge that the obligations to pay the Executive under this Agreement shall be made by WYL as the Executive’s employer and failing payment by WYL, then by Weyerhaeuser.

10.7 Applicable Law. This Agreement shall be governed and interpreted in accordance with the laws of the Province of British Columbia, which shall be the proper law hereof. The parties agree to attorn to the jurisdiction of the courts of the Province of British Columbia with respect to any dispute or other matter arising hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates appearing below.

Weyerhaeuser Company	Executive

By:	By:

Its:	Name:

Date:	Date:

WEYERHAEUSER COMPANY LIMITED

By:		Date:

Title:

CIC Tier I Canada

ANNEX A

NON-COMPETITION AND RELEASE AGREEMENT

FOR THE EXECUTIVE CHANGE IN CONTROL AGREEMENT (TIER I)

1.	Parties.

The parties to this Non-Competition and Release Agreement are:

                                          (“Executive”), WEYERHAEUSER COMPANY LIMITED, a company organized under the laws of Canada, and

WEYERHAEUSER COMPANY, a Washington Corporation, and all successors thereto (Weyerhaeuser Company Limited and Weyerhaeuser Company are collectively referred to herein as the “Company”).

2.	Date.

The date of this Non-Competition and Release Agreement (“Release Agreement”) is                             , 20     (the “Date of the Agreement”).

3.	Recitals.

Executive’s employment with Company is ending. Executive is a participant in the Weyerhaeuser Company and Weyerhaeuser Company Limited Executive Change in Control CIC Agreement (Tier I) (“CIC Agreement”) and is eligible for Severance Benefits under the CIC Agreement on condition Executive executes a non-competition and release agreement. This Release Agreement sets forth the terms of Executive’s severance from Company.

4.	Defined Terms.

When defined terms from the CIC Agreement are used herein, they shall have the same definitions as provided in Article 2 of the CIC Agreement.

5.	Termination of Employment.

Effective                             , 20    , Executive’s employment with Company shall terminate (“Termination Date”). As of the Termination Date, Executive resigns any and all board of director seats Executive occupied as a Company representative.

6.	Payments.

Upon expiration of the Revocation Period, defined below, without exercise of the right to revoke, Executive shall receive or be entitled to receive the Severance Benefits and other payments to the extent set forth in the CIC Agreement. Such payments shall be subject to all terms and conditions of the CIC Agreement, including but not limited to the forfeiture provisions of Section 6.3 thereof.

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CIC Tier I Canada

7.	Release.

Executive hereby releases Company, and all successors, subsidiaries, and affiliates of Company, and all officers, directors, employees, agents, and shareholders of Company, and each of them, from any and all claims, liability, demands, rights, damages, costs, attorney fees, and expenses of whatever nature, which exist as of the date of execution of this Release Agreement, whether known or unknown, foreseen or unforeseen, asserted or unasserted, including, but not limited to, all claims arising out of Executive’s employment and/or Executive’s termination from employment, and including all claims arising out of applicable laws, employment standards, human rights laws, and any other applicable law, tort, contract, or other common law theories.

8.	Confidentiality Agreement.

8.1 Company’s Confidential Information. During the course of performing Executive’s duties as a Company employee, Executive was exposed to and acquired Company’s Confidential Information. As used herein, “Confidential Information” refers to any and all information of a confidential, proprietary or trade secret nature, which is maintained in confidence by the Company for the protection of its business. Confidential Information includes, but is not limited to, the Company’s information about or related to (i) any current or planned products; (ii) research and development or investigations related to prospective products; (iii) proprietary software, inventions, and systems; (iv) suppliers or customers; (v) cost information, profits, sales information, accounting and unpublished financial information; (vi) business and marketing plans and methods; and (vii) any other information not generally known to the public which, if misused or disclosed to a competitor could reasonably be expected to adversely affect the Company.

8.2 Nondisclosure of Confidential Information. Executive acknowledges that the Confidential Information is a special, valuable and unique asset of the Company. Executive agrees to keep in confidence and trust all Confidential Information for so long as such information (i) is not generally known to the public or to persons outside the Company who could obtain economic value from its use, and (ii) is subject to efforts by the Company that are reasonable under the circumstances to maintain its secrecy. Executive agrees that Executive shall not directly or indirectly use the Confidential Information for the benefit of Executive or any other person or entity.

9.	Nonsolicitation.

9.1 Non-solicitation of Employees. Executive agrees that for a period of two years following the Termination Date, Executive shall not directly or indirectly solicit or attempt to induce any employee of Company, any successor corporation, or a subsidiary of Company to work for Executive or any competing company or competing business organization.

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CIC Tier I Canada

9.2 Non-solicitation of Customers and Vendors. Executive agrees that for a period of two years following the Termination Date, Executive shall not directly or indirectly solicit or attempt to induce any customer, vendor, or supplier of Company to end its relationship with Company and/or conduct business with Executive or any entity in which Executive has a financial interest.

10.	Non-competition.

Executive agrees that for a period of two years following the Termination Date, Executive shall not directly or indirectly, whether as employee, officer, director, shareholder, agent, or consultant, engage or participate in any business that competes with Company, provided that nothing in this section shall preclude Executive from (i) performing any services on behalf of an investment banking, commercial banking, auditing or consulting firm or (ii) investing five (5) percent or less in the common stock of any publicly traded company, provided such investment does not give Executive the right or ability to control or influence the policy decisions of any competing business.

11.	Review and Rescission Rights.

Executive has forty-five (45) days from the Date of this Release Agreement (the “Review Period”), within which to decide whether to sign this Release Agreement. If Executive signs this Release Agreement, Executive may revoke the Release Agreement if, within seven (7) days after signing (the “Revocation Period”), Executive delivers notice in writing to an Executive Compensation Manager of Company.

This Release Agreement will not become effective, and the Severance Benefits dependent upon the execution of this Release Agreement will not become payable, until the Release Agreement is signed, the Revocation Period expires, and Executive has not exercised the right to revoke the Release Agreement.

Executive may sign this Release Agreement before the end of the 45-day Review Period, thereby commencing the 7-day Revocation Period. Whether Executive decides to sign before the end of the Review Period is entirely up to Executive.

Executive will receive the same severance payments regardless of when Executive signs this Release Agreement, as long as Executive signs before the end of the Review Period and does not revoke the Release Agreement.

Executive acknowledges that Executive’s release of rights is in exchange for Severance Benefits to which Executive otherwise legally would not be entitled.

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CIC Tier I Canada

12.	Advice of Counsel.

Executive acknowledges that Executive has been advised to consult with legal counsel before signing this Release Agreement.

13.	Disputes.

Any dispute or claim that arises out of or relates to this Release Agreement shall be resolved in accordance with the provisions of Article 7 of the CIC Agreement. Notwithstanding the provisions of this Section, any claim by Company for injunctive relief under the provisions of Sections 8, 9, or 10 herein, or any subparts thereof, shall not be subject to the terms of this Section.

14.	Governing Law.

This Release Agreement shall be governed and interpreted in accordance with the laws of the Province of British Columbia, which shall be the proper law hereof. The parties agree to attorn to the jurisdiction of the courts of the Province of British Columbia with respect to any dispute or other matter arising hereunder.

15.	Entire Agreement.

All of the parties’ agreements, covenants, representations, and warranties, express or implied, oral or written, concerning the subject matter of this Release Agreement are contained in this Release Agreement. All prior and contemporaneous conversations, negotiations, agreements, representations, covenants, and warranties concerning the subject matter of this Release Agreement are merged into this Release Agreement. This is an integrated agreement.

16.	Miscellaneous.

The benefits and obligations of this Release Agreement shall inure to the successors and assigns of the parties. The parties acknowledge that the only consideration for this Release Agreement is the consideration expressly described herein, that each party fully understands the meaning and intent of this Release Agreement, that it has been executed voluntarily, and that the terms of this Release Agreement are contractual.

17.	Severability.

Executive agrees that each provision in this Release Agreement will be treated as a separate and independent clause, and the enforceability of any one clause will in no way impair the enforceability of any of the other clauses in this Release Agreement. Moreover, if one or more of the provisions contained in this Release Agreement, whether for the benefit of Executive or Company, is for any reason held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision will be construed by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it then appears.

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CIC Tier I Canada

18.	Section and Paragraph Titles.

Section and paragraph titles in this Release Agreement are used for convenience only and are not intended to and shall not in any way enlarge, define, limit, or extend the rights or obligations of the parties or affect the interpretation of this Release Agreement.

WEYERHAEUSER COMPANY

By:	Date:

Title:

WEYERHAEUSER COMPANY LIMITED

By:	Date:

Title:

[NAME OF EXECUTIVE]

Date:

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